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Equity Advantage VUL

                                                                  [LOGO] METLIFE

                                                                     Exhibit (l)

                                                                  April 17, 2008

Metropolitan Life Insurance Company
200 Park Avenue
New York, NY 10166

Metropolitan Life Insurance Company

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 22 to Registration Statement No. 033-47927 on Form N-6 ("Registration Statement"), which covers, among others, premiums received under the Equity Advantage VUL life insurance policies that are currently being offered by Metropolitan Life Insurance Company ("MLIC") in each State where they have been approved by appropriate State insurance authorities (the "Current Equity Advantage Policies"). As a Vice-President and Actuary of MLIC, I have reviewed the Equity Advantage variable form (the "Policy Form") and I am familiar with the Registration Statement and Exhibits thereto. In my opinion, the illustrations of death benefits, cash values and cash surrender values in Appendix A to the Prospectus for the Current Equity Advantage Policies included in the Registration Statement, based on the assumptions stated therein, are consistent with the provisions of the Policy Form and with MLIC's administrative procedures. Also, in my opinion, the amounts assumed in the illustrations for current policy charges (including the Current Equity Advantage Policy's decrease in mortality and expense risk charge after 10 years) remain reasonable, based on MLIC's current expectations. The rate structure of the Current Equity Advantage Policies has not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations, appear to be materially more favorable to a prospective purchaser for non-smoker preferred risk males age 40 than for a male at other ages or in other underwriting classes or for a female. Nor have the assumptions in the particular illustrations shown been selected for the purpose of making that relationship appear materially more favorable. The illustrations are based on a commonly used rating classification and a premium amount and age that are appropriate to the market in which the Current Equity Advantage Policies are sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus and supplement contained in the Registration Statement.

                                        Very truly yours,


                                        /s/ Paul LeClair

                                        Paul LeClair
                                        Vice President and Actuary